UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

CANO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

ITC RUMBA, LLC EGGE, LLC EG ADVISORS, LLC JAWS EQUITY OWNER 146, LLC ELLIOT COOPERSTONE LEWIS GOLD BARRY S. STERNLICHT
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliot Cooperstone, Lewis Gold and Barry S. Sternlicht, together with the other participants named herein (collectively, the “Former Directors Group”), have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to WITHHOLD with respect to the election of certain directors, Dr. Alan Muney and Ms. Kim M. Rivera, of Cano Health, Inc., a Delaware corporation (the “Company”), at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

Item 1: On May 25, 2023, the Former Directors Group issued the following press release:

Concerned Shareholders of Cano Health File Definitive Proxy Statement to Solicit Votes Against the Company’s Two Entrenched Director Candidates

Believes Dr. Alan Muney, Chair of the Compensation Committee, and Kim Rivera, Chair of the Nominating and Corporate Governance Committee, Have Failed Stockholders by Continually Prioritizing Management’s Interests During a Period of Immense Value Destruction

Encourages Stockholders to Send Cano a Clear Message About the Need for Immediate Change by WITHHOLDING Support for Dr. Muney and Ms. Rivera’s Re-Election at the Annual Meeting

Reiterates Parties are Awaiting a Resolution of Litigation to Compel Company to Reopen Window for Nominating Director Candidates and Making Proposals

NEW YORK & MIAMI, May 25, 2023 – Elliot Cooperstone, Lewis Gold and Barry Sternlicht (collectively with certain of their affiliates, the “Group,” “us” or “we”), who recently resigned as members of the Board of Directors (the “Board”) of Cano Health, Inc. (“Cano” or the “Company”) (NYSE: CANO), today announced that they have filed a definitive proxy statement with the U.S. Securities and Exchange Commission in order to solicit WITHHOLD votes against the re-election of Dr. Alan Muney, Chair of Cano’s Compensation Committee, and Kim Rivera, Chair of Cano’s Nominating and Corporate Governance Committee. Due to Cano’s classified Board, only these two Company directors will stand for election at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 15, 2023.

Given their important roles leading key committees, we believe that Dr. Muney and Ms. Rivera bear direct responsibility for Cano’s misaligned executive compensation structure, poor oversight of management and sustained disregard for sound corporate governance. As Chair of the Compensation Committee, Dr. Muney has established a “pay for failure” culture and presided over the issuance of excessive equity awards. As Chair of the Nominating and Corporate Governance Committee, Ms. Rivera has overseen insular governance policies that include a classified Board, excessive related-party transactions and the selection of a seemingly unqualified Chairman. These critiques are merely an overview of the troubled track records that both individuals have amassed while on the Board. In the near-term, we intend to release a presentation that reinforces our case for boardroom change and spotlights the failures of both Dr. Muney and Ms. Rivera.

As a reminder, the Group has submitted a notice to the Company to nominate two highly qualified, independent candidates – Joseph Berardo, Jr. and Guy P. Sansone – for election to the Board at the Annual Meeting. Messrs. Berardo and Sansone possess significant healthcare services experience as well as backgrounds in corporate governance, capital allocation, transactions and strategic planning. The Group also submitted a business proposal to give stockholders the opportunity to vote on the removal of Dr. Marlow Hernandez, the Company’s Chief Executive Officer, from the Board for cause at the upcoming Annual Meeting (the “Removal Proposal”).

Stockholders’ ability to vote on the election of the Group’s director candidates and its Removal Proposal at the Annual Meeting is dependent on the success of the Group’s previously disclosed action in the Delaware Court of Chancery. The action seeks to compel Cano to reopen the window for nominating director candidates and making proposals under the Company’s Bylaws at the upcoming Annual Meeting. A ruling is expected in early June.

In the meantime, we urge stockholders to vote WITHHOLD on Proposal 1 (Election of Dr. Muney and Ms. Rivera) on any proxy card received (the GREEN or WHITE proxy card).

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The Group has filed a proxy statement to solicit stockholders to WITHHOLD support for incumbent directors standing for re-election at Cano’s Annual Meeting.

This enables stockholders to have their voices heard regardless of the outcome of the Group’s litigation.

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Contacts

Investors:

HKL & Co., LLC

Peter Harkins, Jr. / Jordan Kovler

Toll-Free: (800) 326-5997

CANO@hklco.com

Media:

Longacre Square Partners

Charlotte Kiaie / Greg Marose

ckiaie@longacresquare.com / gmarose@longacresquare.com

Item 2: On May 25, 2023, the Former Directors Group launched a website to communicate with the Company’s stockholders regarding the Annual Meeting. The website address is www.savecano.com. The materials attached hereto as Exhibit 1 were posted by the Former Directors Group to www.savecano.com, certain of which were previously filed with the SEC.